EXHIBIT 99.02


WOODHEAD INDUSTRIES

MODERATOR: PHILIPPE LEMAITRE
JANUARY 28, 2005
10:00 A.M. CT


Operator: Good morning, ladies and gentlemen. Thank you for your patience in holding, and welcome to the Woodhead Industries 2005 fiscal first quarter conference call.

          Before we begin, let me remind the audience that comments made during the conference being held today, January 28, 2005, contain statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties.

             In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, changes in foreign exchange rates, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in the company's Form 10-K and other SEC filings. I would also like to remind the audience that today's conference is being recorded.

          Now let me introduce your host for today's call, Mr. Philippe Lemaitre, Chairman and Chief Executive Officer of Woodhead Industries. Mr. Lemaitre, please go ahead.

Philippe Lemaitre: Thank you, April. Thank you and good morning everyone. We appreciate that you are joining us today to discuss our performance and financial results for our 2005 first quarter.

          With me today as usual, is Bob Fisher, our Vice President Finance and Chief Financial Officer. And Joe Nogal, our Vice President and Treasurer/Controller, is also with us and is available to respond to your questions at the end of the call.

             I will begin today's call with a summary of our fiscal first quarter 2005 financial performance. Following my initial commentary, Bob will take you through the numbers in greater detail and give you our results by business segments. Finally, I will return and update you on the economic environment for our business and provide guidance for the remainder of the fiscal year. We will conclude by taking your questions.

             First quarter sales were $48.7 million, up 8 percent compared to the same quarter last year. Foreign exchange rate changes accounted for half of the increase, driven by the weakening U.S. dollar. Income from operations for the quarter totaled $226,000, and net income was $1.2 million or 10 cents per share. This compares to last year's results of $1 million for income from operation, $2.1 million of net income, and 17 cents per share.

             Our operating profitability during the first quarter was weaker than we expected due to several adverse developments in our Electrical business. These issues, which were fairly minor individually, proved significant when aggregated. However, we are confident that each of these issues has been appropriately addressed, and corrective action will produce better results going forward. The negative bottom-line effects of these developments were largely offset by several non-routine gains.

             In our Connectivity business, we continued to see solid growth in revenues. In total, Connectivity revenue was up 11 percent over last year. In constant dollars, North America was up 8 percent and Asia produced year-over-year gains of 42 percent. Revenue growth in Europe did not meet our expectations and declined 1 percent in constant dollars due to a slowdown in the European manufacturing environment. Many of our customers in Europe stopped taking delivery of products 5 days before the normal December holiday shutdown this year.

             While disappointed with the profitability reported this quarter, we see clear growth in Connectivity revenue going forward, and with our corrective actions in Electrical, we will get back to 38 percent gross margin for the combined business by the third quarter of this year.

          I will now turn the call over to Bob, who will review our financial performance in greater detail - Bob.

Robert Fisher: Thank you, Philippe. As Philippe mentioned, first quarter consolidated revenues were $48.7 million, an increase of 8 percent year over year. Foreign exchange rate changes positively impacted sales by $1.8 million or 4 percent when compared to the same quarter in 2004.

             It is important to note that the weakening dollar, while increasing revenue, did not significantly add to our operating profitability. The increase in sales was wholly attributable to solid performance in our Connectivity segment, which grew 11 percent, as reported, or 6 percent in constant dollars, even with the temporary slowdown in Europe. Revenues in our Electrical segment declined modestly during the first quarter of 2005, falling 2 percent from 2004 levels due to lower industrial product sales.

             When comparing first quarter earnings on a year-over-year basis, there were several non-routine items that affected results in both years. The detail of these is shown in the body of our press release, so I won't repeat it. In total, they were a favorable 11 cents per share this year versus 16 cents per share last year.

             Revenues generated from international operations accounted for 45 percent of total revenue this quarter, up slightly from 43 percent in the first quarter of 2004. This increase was driven by the continuing strengthening of foreign currencies, primarily the Euro and Canadian dollar, and particularly strong operational performance in Japan.

             Gross margin in the first quarter was 34.4 percent, down 2.2 points from last year. This drop was primarily due to issues in our Electrical business, including the following. First, costs from the launch of our new Electrical consumer product, an in-wall electrical reel, at a major home center. Our freight and logistics costs getting the product from China to individual stores was much higher than originally planned.

             Second, freight costs associated with the final stage of product migration from Kalamazoo, Michigan to Juarez, Mexico continued higher than planned due to delays in changing our supplier base from the Midwest. And last, we had a temporary shift towards certain lower margin lighting products due to a couple of large one-time orders.

             As Philippe said, corrective actions in Electrical and the expected revenue growth in Connectivity quarter to quarter will enable us to increase our gross margin to 38 percent in the third quarter of this year and to be 37 percent for the full year.

             Operating expenses increased 6 percent from the first quarter of 2004 to $16.5 million. Foreign exchange rate changes increased these expenses by $719,000 or 5 percent and accounted for most of the year-over-year increase. Operating expenses for the full year including Sarbanes-Oxley compliant costs will be basically flat year over year before the impact of foreign exchange of about $3 million.

             In the Connectivity segment, first quarter sales were $36.9 million, up 11 percent from last year. Income from operations in this segment was $61,000. Last year's sales were $33.1 million and income from operations was $263,000. Changes in foreign exchange rates accounted for $1.8 million of the year-over-year revenue increase.

             In constant dollars again, North American revenue and Asia revenue were up 8 and 42 percent, respectively, while European revenue declined 1 percent.

             Gross margin increased slightly over the first quarter of 2004. The increase in gross profit from higher revenue was more than offset in the quarter by higher operating expenses associated with our investment in growth initiatives that were started in the first quarter of 2004, but not fully implemented until the second half of 2004, and exchange rate changes.

             Electrical segment sales were $11.8 million in the first quarter, down 2 percent from $12 million last year. This decrease was due primarily to the sale of the government hose reel business in Q1 last year and the loss of a couple customers as we migrated the Kalamazoo business and integrated the sales operation.

             First quarter 2005 income from operations was $300,000 compared to $909,000 last year. Profitability in this segment was negatively affected by the issues already mentioned.

             Order activity has been very strong in all three regions of our business. Backlog increased 22 percent during the quarter to $19 million and has continued to increase this month and is now $20.6 million as of last week.

             We continue to generate positive cash flow for future investment. Cash on hand at the end of the quarter was $17.1 million.

             Inventory turns decreased slightly during the quarter in order to ensure product availability due to the logistic issues with the final migration of Electrical product to Mexico; and days sales outstanding remained constant.

             Capital expenditures were $2 million in the quarter compared to depreciation of $3.1 million. And capital expenditures for the full year will total about $10 million. Finally, our tax rate for the quarter was 22 percent, due primarily to the FX gain in Canada. Going forward, we expect the rate to be a more normal 35 to 37 percent.

          I'll now turn the call back to Philippe.

Philippe Lemaitre: Thank you, Bob. The economic environment continues to suggest improvement going forward. The ISM Index continued to show growth in the manufacturing economy. The strength indicated by this broad measure of demand is confirmed by our order activity. As Bob told you, backlog at the end of last week was $20.6 million, up from $15.5 million at fiscal year end 2004, a 33 percent increase.

             With our results this quarter, we have revised our guidance for the fiscal year. We continue to expect solid revenues in the second quarter of this fiscal year of about $56 million or 12 percent above 2004 levels. Earnings for the quarter are still expected to be in the range of 12 cents per share.

             As our growing backlog indicates, demand for our products is strong, and we expect to realize revenue and earning growth in the second half of the fiscal year. With this backdrop, we are now forecasting 12 percent revenue growth for the full year, assuming current exchange rates and flat performance from the Electrical segment. This will result in total revenue of approximately $226 million and full year earnings of 70 to 72 cents per share.

          Operator, we are now ready to take questions.

Operator: Thank you. Anyone that would like to ask a question may do so at this time by pressing the star key followed by the digit one. For those of you joining us by speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one for questions. And we'll pause for just a moment.

          Our first question this morning will come from Alexander Paris of Barrington Research.

Alexander Paris: Good morning.

Philippe Lemaitre: Good morning, Alex.

Alexander Paris: I just want to look a little bit at the Electrical segment because this is more or less a mature segment that has - usually has pretty good margins and should do well in a good industrial sector. So, we had a really good industrial sector. So, I'm just trying to break down the costs of these various things. The inefficiencies going to Mexico was three cents a share, I think you said. Is that right?

Philippe Lemaitre: No. Let me maybe give you some color on that. If I look at the home center products, what happened there is that we had a late design change there, which increased the size of our packaging, which made us have more containers and put us in a larger bracket in terms of cost. And the impact of that was in the $200,000 to $300,000 range.

             The Aero-Motive issue is we have, for reliability and consistency, we have kept in place our suppliers in the Michigan-Chicago area, and we have planned, for freight costs, moving the supplies to Mexico. But we underestimated the cost of the freight and we underestimated again by $200,000 to $300,000. And the last one is the product mix, which also is in the same range.

Alexander Paris: Now, you said you resolved each of these. How did you resolve the excess of demand for low margin products? Stop selling or what?

Philippe Lemaitre: Well, no. We have addressed the issue, not resolved all the issues. The Aero-Motive issue will stay partly with us for another 8 to 10 months. The issue is the home center. This was one time, so that goes away. And the product mix, we are not expecting that to change. We also took some cost action in Electrical, and so that's why we believe we are going to go back to 38 percent gross margin in the third quarter.

Alexander Paris: And the sale of the hose reel business that was - that resulted in a credit, I take it?

Robert Fisher: We sold the government hose reel business in the first quarter of last year. And part of the contract to sell that we had an earn-out where we could make more money if they met their objective in terms of revenue. And so, we made money in that - in the first quarter of this fiscal year.

Alexander Paris: OK. What was that? Major or a couple hundred thousand or what?

Philippe Lemaitre: About $400,000.

Alexander Paris: Four hundred thousand?

Robert Fisher: Three.

Philippe Lemaitre: Three hundred thousand.

Alexander Paris: And then you mentioned one other thing, loss of customers. What does that amount to? I think you mentioned that in the last conference call. How many sales did you lose?

Philippe Lemaitre: It's $1 million to $1.5 million. It's a couple of customers.
          It's unfortunate. We are working on finding new customers to cover that loss, and we're working on that. But it's about $1 million to $1.5 million.

Alexander Paris: What do you consider now in a normal period without all of these one-time or two or three time events is your operating margin in Electrical? It used to be higher than Connectivity, I think, wasn't it?

Philippe Lemaitre: Yes, it used to be in the 40 plus percent...

Robert Fisher: Gross margin.

Philippe Lemaitre: ...gross margin. And we see it coming back to the same level after we have completely...

Alexander Paris: What about the operating margins in that business? They're fairly high too, aren't they, relative to Connectivity.

Robert Fisher: Yes, they'll come back also.

Alexander Paris: What would you consider normal in there or acceptable?

Robert Fisher: I'd say 10 percent is a good number.

Alexander Paris: OK. Thank you very much.

Philippe Lemaitre: Thank you, Alex.

Operator: Before moving onto our next question, I would like to remind our audience that is star one for questions. We'll now hear from Kevin Sarsany with Langenberg & Company.

Kevin Sarsany: Hi, guys.

Philippe Lemaitre: Hi, Kevin.

Kevin Sarsany: Hi. I guess going to your EPS adjustments - I just want to get this straight - it looks like you lost a penny in the quarter, correct?

Robert Fisher: If you take out the non-routine, yes.

Kevin Sarsany: OK. Now, on Connectivity could you break out or at least highlight the profitability by geographic region? I'm assuming Europe was the big drag. That would be helpful.

Philippe Lemaitre: We don't detail per region, but...

Kevin Sarsany: If you can highlight it. It sounds like revenues were lower than you expected and...

Philippe Lemaitre: Yes. Connectivity is very dependent on volume. So, whenever we have a region that doesn't get the volume we were expecting, obviously, like Europe this time, it's a drag on our profitability.

Kevin Sarsany: OK. And were you happy with North American profitability?

Philippe Lemaitre: Yes, we are. And North American profitability should become better, because basically, as we said earlier in the call, we're absorbing this quarter the full effect for the first time of all the changes we put in place last year. And we - overall, we're not expecting - I mean, our expense will be flat year over year when you include Sarbanes-Oxley and exclude exchange rate.

Kevin Sarsany: OK. And in Europe are you still planning on the manufacturing consolidation over there? And when is the timing on that?

Philippe Lemaitre: Yes, we are working on that. The timing is still - there are small things that we are doing right now. Overall, it still will take another 12 to 18 months before it's going to be either finished or well underway.

Kevin Sarsany: OK. And just two last quick questions on the Electrical. I think
          Alexander kind of tried to quantify them, and he did. But when you talk about the resolution to the retail problem being one-time buy, don't you expect to get future purchases of that product? And is that problem solved for the future purchases?

Robert Fisher: Yes. The one-time buy really related more to the electrical lighting business in terms of the margin. We had a couple of big buys that took the margin down in electric - in the lighting business.

Kevin Sarsany: No, I'm talking about the...

Philippe Lemaitre: So, we do expect and hope to get additional orders in the home center business. We're still on a trial basis and things are moving along.

Kevin Sarsany: Right.

Philippe Lemaitre: But obviously, we are renegotiating freight contract and things like that...

Kevin Sarsany: OK.

Philippe Lemaitre: ...so that we shouldn't be impacted...

Kevin Sarsany: All right. OK.

Philippe Lemaitre: ...like they have.

Kevin Sarsany: That makes sense. OK. And the last one is on the loss of customers. This consolidation has been going on, from what I can tell, since the third quarter of 2003. And why now have you lost customers? And why?

Philippe Lemaitre: Well, we lost customers - we lost a couple customers late that summer. And the impact was felt a little bit later. The why is when you do something like that you have competition that attacks you because they say you are not going to be able to deliver or whatever. And by playing on price, they sometime win. And they did in the case of these two customers.

             Our comeback to that is we are working on some cost reduction on some of these products. And we believe that that aspect should give us either some new customer come back, even at the one we lost, and also, we have reoriented the sales force to be a little bit more aggressive in this area. It's unfortunate. I don't believe that on the longer-term basis it's going to be lost forever.

Kevin Sarsany: OK. Now, when you say being more aggressive is that on price or selling?

Philippe Lemaitre: No, selling.

Kevin Sarsany: OK.

Philippe Lemaitre: Selling.

Kevin Sarsany: OK. That's it. Thanks.

Operator: One final reminder that is star one for questions. We'll now hear from Greg Macosko of Lord Abbett.

Greg Macosko: Yes. Thank you.

Philippe Lemaitre: Hi, Greg.

Greg Macosko: Hi. Would you talk about any issues with commodities?

Philippe Lemaitre: Pricing you mean?

Greg Macosko: Yes. Was there any impact? I know you mentioned it last quarter relative to the gross margin. Is there any issues here? It wasn't talked about specifically. It was mainly the logistics and other things.

Philippe Lemaitre: Yes. No, our commodity pricing is probably higher overall by about a couple percent. There are a couple places where it might be in the 5 to 6 percent, but the overall impact is a couple of percent. So, overall I would say we have, considering that raw material has increased a lot more in many places, I think we have managed and planned for that correctly.

Greg Macosko: OK. And you also talked about price reductions. I think it was in the Electrical products. I'm not sure. But last quarter, you mentioned price reductions relative to the competition of 1 to 1.5 percent. How does that stand today?

Philippe Lemaitre: It's similar. This is what we see, about 1 to 1.5 percent.

Greg Macosko: So, that's ongoing?

Philippe Lemaitre: Mostly.

Robert Fisher: On a year-over-year...

Philippe Lemaitre: It's on a year-over-year basis.

Greg Macosko: Yes. But, I mean, it hasn't let up this quarter versus last quarter?

Philippe Lemaitre: No. But, you know, this is basically what we have seen in our history, maybe a little less, maybe closer to 1 percent a few years back than 1.5 today, but it's not drastically different.

Greg Macosko: OK. So, that is not a big change here. I see. OK. And the new product development, et cetera, is not going to make any difference on that relative to everything else?

Philippe Lemaitre: No.

Greg Macosko: The backlog, of course, is up quite strongly. Is there any extension of that backlog relative to kind of when it's delivered? What's the kind of average order expectation on that backlog going forward versus what it's been, say, in the last few quarters?

Robert Fisher: Typically, backlog's been deliverable in 30, 60, 90 days max.
          We do have a couple of orders that go out a little further than that, but they're not significant in terms of having distorted the backlog number.

Greg Macosko: So, you say the quality or the deliverability of that - quality and deliverability of the backlog is about as it was last quarter?

Robert Fisher: Yes.

Philippe Lemaitre: Yes.

Greg Macosko: OK. Thank you.

Philippe Lemaitre: Thank you, Greg.

Operator: We will now take a follow-up from Alexander Paris.

Alexander Paris: Just a couple of short questions. In the home center business, have you said which home center store that you're working with?

Philippe Lemaitre: We are not authorized to say it.

Alexander Paris: OK. Is it - it's just one, not more than one?

Philippe Lemaitre: It's one. We are talking to a couple other places, but this particular business is one center.

Alexander Paris: And this, you said it was a trial. What kind of trial is that?
          Is it - only you get a little bit of a running space in it?

Philippe Lemaitre: Yes.

Alexander Paris: OK. And then you - then if it's successful, then you hope to add a lot more places and try to get more and more space on the shelf I take it, right?

Philippe Lemaitre: Yes. It's a shelf space. It might be new products. It's typical how these people operate. They want to get to know you, and to see whether the product has customer appeal, and then if you have other products to offer.

Alexander Paris: OK. On the marketing and the sales expense, that's an ongoing item obviously. About a year ago you announced a major plan for marketing and sales expense, and I think you implemented a lot of those. You've announced since then. And I think you originally said it was going to cost about 25 cents a share in the first year. Was that right? And are you pretty much through that now?

Philippe Lemaitre: Yes.

Robert Fisher: It turned out to be less. We didn't spend as much money as we originally did. I figure it was about 18 cents last year.

Alexander Paris: So now you're just getting the normal increases in the sales.

Philippe Lemaitre: Economics, yes.

Alexander Paris: Right. And that big gain in Asia where was it from? China?

Philippe Lemaitre: Japan. Mostly Japan.

Alexander Paris: Japan? OK. You are working in China, though, I think. You've mentioned China.

Philippe Lemaitre: Yes, we are.

Alexander Paris: But that big gain was in Japan?

Philippe Lemaitre: Yes. We have been making very good strides in Japan for the last year-and-a-half.

Alexander Paris: And finally, just on a longer-term basis, when you first started the evolution of the company from Electrical to Connectivity, I think you were feeling that you were going from 4 percent growth or so in Electrical to 15 to 20 percent potential long-term growth in Connectivity. Do those numbers still sound good to you or no?

Philippe Lemaitre: Yes, they still sound good to us. If you look at our Connectivity business over the last 5 to 6 years, we have grown on a compounded average at about 12 percent. And we still had to do a lot of things, which we have done most of that. So, I believe that the growth potential of that business is still in front of us.

Alexander Paris: OK. And now that your finances are looking very good with cash and low debt, do you feel that you're ready now or anxious to make some more acquisitions that could expand your market size you're addressing in Connectivity?

Philippe Lemaitre: I would love to.

Alexander Paris: And you're still going to be focused more on the factory floor kinds of Connectivity products, right?

Philippe Lemaitre: Yes.

Alexander Paris: OK. Thank you very much.

Philippe Lemaitre: Thank you, Alex.

Operator: Gentlemen, currently there are no further questions remaining in the queue. At this time I'd like to turn things back over to Mr. Lemaitre for any additional or closing comments.

Philippe Lemaitre: Well, thank you very much for being with us this morning, and we'll talk to you next quarter.


Operator: That will conclude today's conference. We do thank you for joining us, and have a great day.


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